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                                                                     Exhibit 4.1

                                    TERMS OF
                             CONTINGENT VALUE RIGHTS

        1. This Certificate of Contingent Value Rights ("CVRs") entitles the holder hereof to ____ CVRs.

        2. Not later than the forty-fifth calendar day following the end of each Six Month Period, SmarTalk shall mail to each holder of a CVR with respect to each CVR the CVR Payable (subject to withholding as provided herein). The Payment shall be made in shares of SmarTalk Common Stock, without interest thereon; provided, that, notwithstanding the price at which SmarTalk Common Stock may then be trading, for purposes hereof SmarTalk Common Stock shall be deemed to have a value of $14.00 per share; and provided, further, in lieu of any resulting fractional shares, the number of shares shall be rounded upward to the nearest whole number.

        3. There shall be withheld from each January/June Payment an amount equal to 25% of such January/June Payment. In the event that the January/June Payment actually paid is less than the January/June Payment that (but for the 25% withholding) would have been payable based on Actual Results, such difference shall be paid to the holder of a CVR at the time of the next July/December Payment. In the event that the January/June Payment actually paid is more than the January/June Payment would have been payable if based on Actual Results, such difference shall be deducted from the next Payment, if any, to which such holder is entitled.

        4. The rights represented by a CVR are non-transferable, except as required by law. Holders of CVRs shall have no voting or equity rights by virtue thereof.

        5. In addition to any other amounts which may be withheld pursuant to the terms hereof, SmarTalk may make appropriate withholding for taxes or similar items to the extent required by law.

        6. SmarTalk will make available to the CVR Designee financial and other information with respect to the computations hereunder. In the event that there shall be a dispute with respect to such computations that cannot be resolved despite good faith efforts, the dispute shall be submitted by either party to J.A.M.S./Endispute (the "Arbitrator") for final and binding arbitration in New York pursuant to the Arbitrator's arbitration rules, with the costs thereof borne equally by the holders of the CVRs and SmarTalk unless it is determined by the Arbitrator that either party did not have a substantial basis for submitting the matter to arbitration, in which event such party shall pay all costs and expenses associated with the arbitration.

        7. In the event that, after the date of issuance hereof, there shall have been a Change of Control, payments of all remaining CVR Payables for Six Month Periods not


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then completed shall be deemed to have been accelerated and, in settlement thereof and in lieu of any future Payments (other than the Payment, if any, which may then be payable with respect to the most recently completed Six Month Period), there shall be paid to the holder of a CVR an amount equal to the Settlement Amount.

        8. As used herein, the following terms shall have the definitions ascribed to them:

               a. "Actual Results" with respect to a January/June Period shall mean the Average Annual Revenues and Gross Margin for such January/June Period as determined by reference to the audited consolidated financial statements of SmarTalk.

               b. "Average Annual Revenues" means (a) the aggregate of the Revenues for all completed Six Month Periods divided by (b) one-half of the number of Six Month Periods which shall have occurred, in each case through and including the Six Month Period for which a Payment is then being computed.

               c. "Change of Control" means (i) any transaction as a result of which SmarTel shall no longer be a direct or indirect wholly-owned subsidiary or the parent of SmarTalk or any successor thereto by means of merger, reorganization, acquisition or otherwise, (ii) any transaction(s) involving the sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of SmarTel or (iii) any liquidation or dissolution of SmarTel.

               d. "CVR" means one of the contingent value rights issued pursuant hereto.

               e. "CVR Designee" shall mean Jonathan Slater or such other person as from time to time may be designated as such by the holders of a majority of the CVRs by written notice to SmarTalk.

               f. "CVR Payable" means an amount determined by multiplying (a) the Target Amount times (b) the Earned Amount times (c) the CVR Percentage. Calculation of the CVR Payable with respect to a January/June Period shall be based on an Interim Estimate.

               g. "CVR Percentage" means an amount equal to one (1) divided by one hundred (100) CVRs.

               h. "Earned Amount" means the following percentage (i) 0% if Average Annual Revenues are less than $6.0 million; (ii) 25% if Average Annual Revenues are at least $6.0 million but less than $7.0 million;
        (iii) 75% if Average Annual Revenues are at least $7.0 million but less than $8.0 million; (iv) 90% if Average Annual Revenues are at least $8.0 million but less than $9.0 million; (v) 95% if




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        Average Annual Revenues are at least $9.0 million but less than $10.0 million; and (vi) 100% if Average Annual Revenues are at least $10 million. The Earned Amount thereafter shall increase by 5% for each $1.0 million increment of Annual Revenues above $10 million. Notwithstanding the foregoing, if the Gross Margin for the relevant Six Month Period shall not equal or exceed the Threshold Amount, the Earned Amount shall be 0%.

               i. "Effective Time" shall be the date on which the merger of SmarTel Telecommunications Inc. with SmarTalk Acquisition Corporation shall have occurred.

               j. "Exempted Revenues" shall mean those Revenues which are from time to time designated as such in writing by SmarTalk and the CVR Designee.

               k. "Fulfillment Costs" mean (a) the aggregate of the plastic production, shipping, packaging and similar costs for all completed Six Month Periods divided by (b) one-half of the number of Six Month Periods which shall have occurred, in each case through and including the Six Month Period for which a Payment is then being computed.

               l. "Gross Margin" means the average gross margin from the date of issuance calculated with respect to Revenues after allocation of related Transport Costs and Fulfillment Costs; provided, that such calculation shall not take into account Exempted Revenues or the Transport Costs and Fulfillment Costs specifically related thereto.

               m. "Interim Estimate" means SmarTalk's good faith estimate of the Average Annual Revenues and Gross Margin for a January/June Period.

               n. "January/June Period" means a period of six months beginning with January 1 and ending June 30, the first of which shall occur in 1998 and the last of which shall occur in 2002.

               o. "January/June Payment" means the Payment with respect to the most recently completed January/June Period.

               p. "July/December Payment" means the payment with respect to the most recently completed July/December Period.

               q. "July/December Period" means a period of six months beginning with July 1 and ending December 31, the first of which shall occur in 1997 and the last of which shall occur in 2001.

               r. "Payment" means the payment of the CVR Payable with respect to a Six Month Period.





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               s. "Revenues" means the revenues of SmarTalk or SmarTel or any affiliate (as defined in Section 12b-2 of the Securities Exchange Act of 1934, as amended) attributable to SmarTel following July 1, 1997 by virtue of (i) business relationships of SmarTel that generated revenue prior to July 1, 1997, (ii) business relationships for which employees of SmarTel are the procuring cause, and (iii) such other business relationships as SmarTalk and the CVR Designee may from time to time agree in writing. Revenues shall be based upon the revenue recognition method then utilized by SmarTel (as adjusted to reflect any change in such revenue recognition method), which revenue recognition method shall be reasonably acceptable to SmarTalk.

               t. "Settlement Amount" means the product obtained by multiplying
        (a) the number of Six Month Periods not completed as of the date of the Change of Control times (b) the Target Amount times (c) the CVR Percentage.

               u. "Six Month Period" means a January/June Period or a July/December Period.

               v. "SmarTalk" means SmarTalk TeleServices, Inc., a California corporation, or any entity with which it may be merged or consolidated.

               w. "SmarTalk Common Stock" shall mean the common stock, no par value, of SmarTalk. In the event of a stock split, reverse stock split, stock dividend, subdivision, reclassification, combination, exchange, recapitalization or other similar transaction by SmarTalk, appropriate adjustments will be made.

               x.  "Target Amount" shall mean $600,000.

               y. "Threshold Amount" means a Gross Margin that equals, (i) with respect to the initial July/December Period, 30%; (ii) with respect to the five Six Month Periods immediately thereafter, 40%; (iii) with respect to the two Six Month Periods immediately thereafter, 39%; and
        (iv) with respect to the two Six Month Periods immediately thereafter, 38%.

               z. "Transport Costs" means, with respect to a Six Month Period, for the first Six Month Period, the lower of (i) $0.15 per minute and
        (ii) the actual transport costs of SmarTel; and thereafter the lower of
        (i) $0.115 per minute (plus any applicable taxes) and (ii) the actual transport costs of SmarTalk.


                                               SMARTALK TELESERVICES, INC.

                                               By:__________________________
                                               Name:
                                               Title:




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